Exhibit 3.4

OPERATING AGREEMENT

OF

BRPP, LLC

THIS OPERATING AGREEMENT  (this “Agreement”) of BRPP, LLC (the “Company”), a limited liability company organized pursuant to the North Carolina Limited Liability Company Act, is executed effective as of the 11th day of July, 2000, by and among the Company and the persons executing this Agreement as the initial Members (as defined below).

ARTICLE I - DEFINITIONS

Certain terms used in this Agreement shall have the meanings set forth on Schedule B attached hereto which definitions are incorporated herein by reference.

ARTICLE II - FORMATION OF THE COMPANY

2.1                                 Formation.  The Company was formed on July 11, 2000 upon the filing with the Secretary of State of the Articles of Organization of the Company.  In consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the rights and obligations of the parties and the administration and termination of the Company shall be governed by this Agreement, the Articles of Organization and the Act.  This Operating Agreement shall be the sole source of agreement of the parties and shall govern even if inconsistent with or different than the provisions of the Act.

2.2                                 Name.  The business and affairs of the Company shall be conducted under the name BRPP, LLC.  The name of the Company may be changed from time to time by amendment of the Articles of Organization.

2.3                                 Registered Office and Registered Agent.  The Company’s registered office shall be One West Pack Square, #1100, Asheville, Buncombe County, North Carolina, 28801 and the name of its initial registered agent at such address shall be Richard Lozyniak.

2.4                                 Principle Place of Business.  The principal place of business of the Company within the State of North Carolina shall be One West Pack Square, #1100, Asheville,

Buncombe County, North Carolina, 28801.  The Company may locate its place of business and registered office at any other place or places as the Member may from time to time deem necessary or advisable.

2.5                                 Term.  The Company shall continue in existence until the close of the Company’s business on December 31, 2070 as specified in the Company’s Articles of Organization and the Operating Agreement, unless the Company is earlier dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

2.6                                 Purposes and Powers.

(a)                                  The Company may engage in any lawful business for which limited liability companies may be organized under the Act unless a more limited purpose is stated in the Articles of Organization.

(b)                                 An initial purpose of the Company shall be the acquisition, licensing, and exploitation of intangible property.

(c)                                  The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.  The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Articles of Organization and this Agreement.

2.7                                 Nature of Members’ Interests.  The interests of the Members in the Company shall be personal property for all purposes.  Legal title to all Company assets shall be held in the name of the Company.  Neither any Member nor a successor, representative or assign of such Member, shall have any right, title or interest in or to any Company property or the right to partition any real property owned by the Company.  Interests may be evidenced by a certificate of membership interest issued by the Company, in such form as the Managers may determine.

ARTICLE III - MEMBER-MANAGERS

3.1                                 Management.  Initially, the Company is a single Member, Member-Managed, Limited Liability Company.  In the event the Company at any time has more than one Member, all Members by virtue of their status as Member shall be Manager of the Company.  The business and affairs of the Company shall be managed by the Member as Manager.  In the event the Company at any time has more than one Member, each Member-Manager shall have a vote in the management and conduct of the Company business which is equal to such Member’s Membership Interest, except as otherwise provided in this Operating Agreement, the consent of a Majority in Interest of the Member-Managers shall be required with respect to the management, conduct, and operation of the Company.  In addition to the powers and authorities expressly conferred by this Agreement upon the Manager, the Manager shall have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary to or incident to the management of the Company’s business.

ARTICLE IV - MEETINGS OF MEMBERS

4.1                                 In the event the Company at any time has more than one Member, the following provisions shall apply:

(a)                                  Place of Meeting.  The Company may hold meetings of the Member-Managers (irrespective of the capacity in which they are acting) whether regular or special, at any place within or without the State of North Carolina.

(b)                                 Annual Meetings of Members.  An annual meeting may be held at such time and date at the principal office of the Company or at such other place within or without the State of North Carolina as shall be designated by the Managers from time to time and stated in the notice of the meeting.  The purposes of the annual meeting need not be enumerated in the notice of such meeting.

(c)                                  Special Meetings.  Special meetings may be called by the holders of not less than ten percent (10%) of all the Membership Interests.  Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice, unless waived by all Members.

(d)                                 Notice of Meetings.  Any regularly scheduled meeting may be held without notice.  Written notice stating the place, day, hour and the purpose or purposes for which a special meeting is called, shall be delivered not less than three (3) nor more than sixty (60) days before the date of the meeting, to each person entitled to vote at such meeting.

(e)                                  Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting or any adjournment thereof, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which such distribution is declared, as the case may be, shall be the record date for such determination of Members.

When a determination of Members entitled to vote at any meeting has been made as provided in this Section, such determination shall apply to any adjournment thereof.

(f)                                    Quorum.  A Majority in Interest of the Members shall constitute a quorum at all meetings, except as otherwise provided by law or this Agreement.  Once a quorum is present at the meeting, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.  If, however, such quorum shall not be present at the opening of any meeting, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Membership Interests shall be present or represented.

(g)                                 Actions by Members.  Except for a matter for which the affirmative vote of the holders of a greater portion of the Membership Interests entitled to vote is required by law, the Articles of Organization or this Agreement, the act of Members shall be the affirmative vote of a Majority in Interest of all the Members represented and voting at the meeting.  All actions of the Members provided for herein may be taken by written consent without a meeting.  Any such action which may be taken by the Members without a meeting shall be effective only if the consents are in writing, set forth the action so taken, and are signed by all Members eligible to vote on such action.  Members may participate in any meeting by means of conference telephone or similar communications equipment, provided all persons participating in the meeting can hear one another, and such participation in a meeting shall constitute presence in person at the meeting.  The authority to act with respect to a Membership interest which may be held by an entity other than a natural person (e.g. corporation) or which may be jointly owned, shall be exercised by a duly appointed agent or agents of the Member which appointment shall be evidenced by a written instrument to that effect which shall be on record with the Company and which may be amended by subsequent written instrument of the Member at any time.

4.2                                 Evidence of Action.  For as long as the Company remains a single Member Limited Liability Company, the signature of the Member-Manager shall be sufficient to execute and deliver checks, notes, bills of sale, deeds, deeds of trust, mortgages, resolutions, certifications, and other instruments.

ARTICLE V - MEMBERS

5.1                                 Names and Addresses of Members.  The name and address of the Member is shown in Schedule A attached hereto and made a part hereof.

5.2                                 Admission of Members.  In the case of a Person acquiring a Membership Interest directly from the Company, the Person shall become a Member with respect to such Membership Interest on compliance with the requirements of Article IX.

ARTICLE VI - INDEMNIFICATION OF MANAGERS AND MEMBERS

6.1                                 Indemnification.  The Company shall indemnify the Managers and Members to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by the Manager or Member upon the approval of the Managers and the receipt by the Company of an undertaking by such Manager or Member to reimburse the Company unless it shall ultimately be determined that such Manager or Member is entitled to be indemnified by the Company against such expenses.  The Company may also indemnify its employees and other representatives or agents up to the fullest extent permitted under the Act or other applicable law, provided that the indemnification in each such situation is first approved by Members owning a Majority in Interest.

6.2                                 Other Rights.  The indemnification provided by this Agreement shall: (i) be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, agreement, vote of Members or disinterested Managers, or otherwise, both as to action in official capacities and as to action in another capacity while holding such office; (ii) continue as to a person who ceases to be a Manager or Member; (iii) inure to the benefit of the estate, heirs, executors, administrators or other successors of an indemnitee; and (iv) not be deemed to create any rights for the benefit of any other person or entity.

ARTICLE VII - CONTRIBUTIONS TO CAPITAL AND CAPITAL ACCOUNTS; LOANS

7.1                                 Capital Contribution; Loans.

(a)                                  Upon execution of this Agreement, the Member shall contribute cash, property, services, or other consideration to the Company in the amount or having the value set forth as the Initial Capital Contribution on Schedule A, attached hereto.

7.2                                 Capital Accounts.

(a)                                  The Company shall maintain a capital account (“Capital Account”) for the Member pursuant to the principles of this Section 7.2 and Treasury Regulation Section

1.704-1(b)(2)(iv).  The Initial Capital Account of the Member shall be the Initial Capital Contribution of such Member.  Such Capital Account shall be increased by (i) the amount of the subsequent Capital Contributions of such Member to the Company under Section 6.1 and (ii) the Company Income and Net Income pursuant to Section 8.1. Such Capital Account shall be decreased by (i) the amount of cash distributed to the Member by the Company pursuant to Section 8.2 and (ii) such the Loss and Net Loss of the Company pursuant to Section 8.1.

(b)                                 The provisions of this Section 7.2 and other portions of this Agreement relating to the proper maintenance of Capital Accounts are designed to comply with the requirements of Treasury Regulation Section 1.704-(b).  The Member intends that such provisions be interpreted and applied in a manner consistent with such Treasury Regulations.  The Manager may modify the manner in which the Capital Account is maintained if the Manager determines that such modification is required or prudent to comply with the Treasury Regulations.

7.3                                 Liability of Members.  The Member shall not be liable for the debts, liabilities or obligations of the Company beyond his Initial Capital Contribution and any Additional Capital Contribution made by the Member.

ARTICLE VIII - ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

8.1                                 Allocations. In the event the Company at any time has more than one Member, for purposes of maintaining Capital Accounts and in determining the rights of the Members among themselves, Net Income, or Net Loss, if any, for a Fiscal Year or other period, shall be allocated to the Members in proportion to their respective Membership Interests after giving effect to all Capital Account adjustments attributable to contributions and distributions of cash and property made during such Fiscal Year, provided, however, notwithstanding the provisions of the preceding clause of this Sections 8.1, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) items of Income shall be specially allocated to such Member (consisting of a pro rata portion of each item of Company Income, including gross income, for such year) in an amount and manner sufficient to eliminate such deficit, if any, in such Members Adjusted Capital Account, as quickly as possible.  The foregoing proviso is intended to constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and this proviso shall be interpreted consistently with such Treasury Regulation.

8.2                                 Distributions.  The Manager shall distribute Distributable Cash and other property at such times and in such amounts as he may determine.

8.3                                 Limitation Upon Distributions.  No distribution shall be declared and paid if payment of such distribution would cause the Company to violate any limitation on distributions provided in the Act.

8.4                                 Books of Account.

(a)                                  The Company shall maintain the Company’s books and records and shall determine all items of Income, Loss, Net Income and Net Loss in accordance with the method of accounting selected by the Manager, consistently applied.  All of the records and books of account of the Company, in whatever form maintained, shall at all times be maintained at the principal office of the Company.

(b)                                 All expenses in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or otherwise needed for the conduct of the Company’s business shall be borne by the Company as an ordinary expense of its business.

8.5                                 Bank Accounts.  The bank account or accounts of the Company shall be maintained in the bank approved by the Manager.  The terms governing such accounts shall be determined by the Manager and withdrawals from such bank accounts shall only be made by such parties as may be approved by the Manager.

ARTICLE IX -  TRANSFERABILITY OF MEMBERSHIP INTERESTS; ADMISSION OF MEMBERS

9.1                                 Transfers of Membership Interests.  All or part of the Member’s Membership Interest may be transferred by the Member.  In the event of the transfer of part of the Member’s Membership Interest, admission to the Company may be conditioned upon this Operating Agreement being amended to accommodate multiple Members.

9.2                                 Admission of New Members.  New Members to the Company may only be admitted with the unanimous consent of the Members, upon compliance with all terms specified by the Managers.

ARTICLE X - DISSOLUTION AND TERMINATION

10.1                           Dissolution.

(a)                                  The Company shall be dissolved upon the first of the following to occur:

(i)                                     When the period fixed for the duration of the Company in the Articles of Organization shall expire;

(ii)                                  Upon the election to dissolve the Company by the Member;

(iii)                               Upon the happening of any event of withdrawal (as defined in the Act) with respect to any Member, unless there is at least one remaining member and the business of the Company is continued by the written consent of all of the remaining Members; or

(iv)                              The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

(b)                                 Upon dissolution of the Company, the business and affairs of the Company shall terminate and be wound up, and the assets of the Company shall be liquidated under this Article X.

(c)                                  Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 10.4.

(d)                                 Upon dissolution of the Company, the Manager may cause any part or all of the assets of the Company to be sold in such manner as the Manager shall determine in an effort to obtain the best prices for such assets; provided, however, that the Manager may distribute assets of the Company in kind to the Member to the extent practicable.

10.2                           Articles of Dissolution.  Upon the dissolution and commencement of the winding up of the Company, the Manager shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Manager shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

10.3                           Distribution of Assets Upon Dissolution.  In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a)                                  First, to creditors, in the order of priority as provided by law;

(b)                                 Any remainder shall be distributed to the Member of the Company.

ARTICLE XI - MISCELLANEOUS PROVISIONS

11.1                           Governing Law.  This Agreement is made in North Carolina, and the rights and obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of North Carolina.

11.2                           Entire Agreement.  This Agreement, including all schedules to this Agreement, as amended from time to time in accordance with the terms of this Agreement, contains the entire agreement among the parties relative to the subject matters hereof

11.3                           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

11.4                           Binding Agreement.  Subject to the restrictions on transferability set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective legal representatives, successors and assigns.

11.5                           Tense and Gender.  Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa.  Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender was used.

11.6                           Captions.  Captions are included solely for convenience of reference and if there is any conflict between captions and the text of this Agreement, the text shall control.

11.7                           Benefits of Agreement.  Nothing in this Agreement expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of any Member or any other person or entity whatsoever, other than the Members and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.

11.8                           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute a single counterpart instrument.  Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto constitutes the original counterpart instrument.  All of these counterpart pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

IN WITNESS WHEREOF, the undersigned, being the Initial Member of the Company, has caused this Agreement to be duly adopted by the Company as of the 11th day of July, 2000.

BLUE RIDGE PAPER PRODUCTS INC., a Delaware corporation

	By:	/s/ Richard Lozyniak
Richard Lozyniak

ATTEST:

/s/ [ILLEGIBLE]

10

SCHEDULE A

NAME AND ADDRESS OF MEMBER	INITIAL CAPITAL CONTRIBUTION	MEMBERSHIP INTEREST

Blue Ridge Paper Products Inc. Suite 1100 One West Pack Square Asheville, NC 28801		100%

SCHEDULE B

Definition.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)                                  “Act” means the North Carolina Limited Liability Company Act, as the same may be amended from time to time.

(b)                                 “Adjusted Capital Account” means, with respect to a Member, the balance in such Members Capital Account at the end of the relevant fiscal year, as determined in accordance with Treasury Regulation Section 1.704-1 (b)(2)(iv).

(c)                                  “Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

(d)                                 “Capital Account” means for any Member the account established pursuant to Section 6.2 hereof and maintained in accordance with the provisions of this Agreement.

(e)                                  “Capital Contribution” means any contribution to the capital of the Company in cash, property, services or other consideration by a Member whenever made.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

(g)                                 “Distributable Cash” means, with respect to the Company for a period of time, all funds of the Company on hand or in bank accounts of the Company as, in the discretion of the Managers, is available for distribution to the Members after provision has been made for (i) payment of all operating expenses of the Company as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) provision for such reserves as the Managers deem necessary or appropriate for Company operations.

(h)                                 “Fiscal Year” means the calendar year; provided that the first Fiscal Year of the Company shall commence on the 11th day of July, 2000 and continue through December 31, 2000.

(i)                                     “Income” means, for each Fiscal Year or other period, each item of income and gain as determined, recognized and classified for federal income tax purposes, provided that any income or gain that is exempt from federal income tax shall be included as if it was an item of taxable income.

(j)                                     “Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Member pursuant to Section 6.1 of this Agreement.

(k)                                  “Loss” means, for each Fiscal Year or other period, each item of loss or deduction as determined, recognized and classified for federal income tax purposes, increased by (i) expenditures described in Section 705(a)(2)(B) of the Code, (ii) expenditures contemplated by Section 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b) of the Code); and (iii) expenditures resulting in a deduction for a loss incurred in connection with the sale or exchange of Company property that is disallowed to the Company under Section 267(a)(1) or Section 707(b).

(l)                                     “Majority in Interest” means, with respect to any referenced group of Member-Managers, a combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Membership Interests owned by all of such referenced group of Members.

(m)                               “Manager” means the Initial Member named in the Articles of Organization of the Company, or any other Person that succeeds such Manager in their capacity as manager.  Each Member of the Company shall be a Manager by virtue of their status as a Member. “Managers” refers to such Persons as a group.

(n)                                 “Member” means each Person designated as a member of the Company on Schedule A hereto, or any additional member admitted as a member of the Company in accordance with Article IX.  “Members” refers to such Persons as a group.

(o)                                 “Membership Interest” means all of a Member’s rights in the Company, including without limitation, the Member’s share of the profits and losses of the Company, the right to receive distributions of the Company’s assets, any right to vote and any right to participate in the management of the Company as provided in the Act and this Agreement.  As to any Member, Membership Interest shall mean the percentage set forth opposite such Member’s name on Schedule A hereto.

(p)                                 “Net Income and Net Loss” means, for each Fiscal Year or other relevant period, (i) the excess of the Income for such period over the Loss for such period, or (ii) the excess of the Loss for such period over the Income for such period, respectively; provided, however, that Net Income and Net Loss for a Fiscal Year or other relevant period shall be computed by excluding from such computation any Income specially allocated under Section 7.1.

(q)                                 “Person” means an individual, a trust, an estate, or a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

(r)                                    “Secretary of State” means the Secretary of State of North Carolina.

(s)                                  “Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).